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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


                        Date of Report: February 5, 2002
                        (Date of earliest event reported)


                                    TIVO INC.
             (exact name of registrant as specified in its charter)


         Delaware                 Commission File:           77-0463167
(State or other jurisdiction         000-27141               ----------
     of incorporation or             ---------            (I.R.S. Employer
       organization)                                     Identification No.)


                                2160 Gold Street
                                  P.O. Box 2160
                            Alviso, California 95002
          (Address of Principal executive offices, including zip code)

                                 (408) 519-9100
                                 --------------
              (Registrant's telephone number, including area code)

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ITEM 5. OTHER EVENTS

Agreements with DIRECTV, Inc.

          On February 15, 2002, we entered into a new product development agreement and a services agreement with DIRECTV, Inc., with whom we jointly introduced the first DIRECTV receiver with our digital video recording technology in October of 2000. Under the terms of the new development agreement, DIRECTV has agreed to pay us a technology development fee to develop a next-generation advanced DIRECTV receiver based on our recently announced Series2 digital video recording technology platform. Under this agreement, DIRECTV has assumed primary responsibility for customer acquisition and support for all next-generation DIRECTV receivers, as well as packaging and branding of DIRECTV's digital video recording services. Provided that we meet our obligations under the agreement, we will not be required to subsidize or to make other payments to support the sale of the next-generation receivers. DIRECTV will pay us per-account monthly fees to provide server support and limited customer support to users of the next-generation receivers. In addition, upon deployment of the next-generation receivers, our compensation for monthly subscribers of current DIRECTV receivers with our digital recording service will shift to a similar per-account monthly fee basis. The term of the product development agreement is five years. Under the agreement, DIRECTV additionally has the option to purchase a non-exclusive license of our digital video recording technology. In connection with its exercise of this option, DIRECTV would be required to pay us an upfront fee, per-unit royalties and other fees.

          Under the terms of the services agreement, DIRECTV has agreed to distribute, under a revenue-sharing relationship, TiVo services that enable advanced automatic recording capabilities and the delivery of promotional video to the receiver's hard-disk drive. In exchange for our license to use the software tools that allow DIRECTV to distribute these services directly, DIRECTV has agreed to pay us a fee. The license is granted to DIRECTV in exchange for the fee on an annual basis and is renewable up to four times. The term of the services agreement is three years.

Indemnification of Sony Against Command Audio Lawsuit

          On February 5, 2002, Sony Corporation of America notified us that Command Audio Corporation had filed a complaint against Sony Electronics, Inc. on February 2, 2002 in the United States District Court for the Northern District of California. The complaint alleges that, in connection with its manufacture and sale of personal video recorders, Sony willfully and deliberately infringed upon two patents owned by Command Audio (United States Patent Nos. 5,590,195 ("Information Dissemination Using Various Transmission Modes") and 6,330,334 ("Method and System for Information Dissemination Using Television Signals")). Command Audio has requested the court award a preliminary and permanent injunction against Sony's infringement of the patents, compensatory and treble damages and Command Audio's costs and expenses, including reasonable attorneys' fees. Under the terms of our agreement with Sony governing the manufacture and distribution of certain personal video recorders that enable the TiVo service, we are required to indemnify Sony against any and all claims, damages, liabilities, costs and expenses relating to claims that our technology infringes upon intellectual property rights owned by third parties. We believe Sony has meritorious defenses against this lawsuit; however, due to our indemnification obligations, we could be forced to incur material expenses during this litigation, and, if Sony were to lose this lawsuit, our business could be harmed.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements, including those pertaining to the development of next-generation DIRECTV receivers, the licensing of our software and other technology to DIRECTV and the outcome of the Sony litigation. You can identify forward-looking statements by use of forward-looking terminology such as "believes," "anticipates," "expects," "plans," "may," "will," "intends" or the negative of these words and phrases or similar words or phrases. You can also identify forward-

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looking statements by discussions of strategy, plans or intentions. Such forward-looking statements have known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. Actual results could differ materially from those set forth in such forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the "Factors That May Affect Future Operating Results" and other risks detailed in our Annual Report on Form 10-K for the period ended December 31, 2000, our Transition Report on Form 10-K for the period ended January 31, 2001, and our Quarterly Reports on Form 10-Q for the periods ended April 30, 2001, July 31, 2001 and October 31, 2001, filed with the Securities and Exchange Commission. We caution you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date of this Current Report.

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                                   SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized,


                                        TIVO INC.


Date:  February 21, 2002                By: /s/ Matthew P. Zinn
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                                            Matthew P. Zinn
                                            Vice President & General Counsel